For Immediate Release:  April 23, 2009

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Bridge Capital Holdings Reports Financial Results
For the First Quarter Ended March 31, 2009

Conference Call and Webcast Scheduled for Friday, April 24, 2009 at
9:00 a.m. Eastern Time

San Jose, CA – April 23, 2009 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the first quarter ended March 31, 2009.

The Company reported net income of $333,000 for the three months ended March 31, 2009 representing a decrease of $1.2 million, or 78%, compared to net income of $1.5 million for the same period one year ago.  As a result of funds received  from  the private placement of mandatorily convertible preferred stock and the TARP Capital Purchase Program in December 2008, net income available to common shareholders was reduced by preferred dividends of $1.0 million during the first quarter of 2009 resulting in a loss per diluted share of $(0.10).  Earnings per diluted share were $0.22 for the three months for the same period one year ago.

For the quarter ended March 31, 2009, the Company’s return on average assets and return on average equity were 0.15% and 1.20%, respectively, and compared to 0.79% and 9.07%, respectively, for the same period in 2008.

First Quarter Highlights

•
Capital ratios substantially exceed the regulatory calculation for being “well capitalized” with a Total Risk-Based Capital Ratio of 18.15%, a Tier I Capital Ratio of 14.20%, and a Tier I Leverage Ratio of 11.82%.

•
Provided $3.7 million to the allowance for credit losses which increased to 2.77% of gross loans, up from 2.65% at December 31, 2008, and 68.9% higher than the level of 1.64% one year earlier.   At March 31, 2009 the allowance for credit losses represented coverage of 73.68% of nonperforming loans.

•	Nonperforming assets increased to $28.3 million, or 3.21% of total assets, as of March 31, 2009 from $16.9 million, or 1.78% of total assets at December 31, 2008.

•
Compared to the same date one year earlier commitments for construction and land development loans at March 31, 2009 decreased $77.8 million, or 36.1%, which included a decrease in land development loans of $49.4 million, or 71.6%.

•	Total assets were $881.6 million as of March 31, 2009, representing an increase of $96.6 million, or 12.3%, over $785.0 the same date one year ago, and compared to $947.6 at December 31, 2008.

•
Total deposits increased $43.9 million, or 6.4%, to 733.1 million year over year, with demand deposits and core deposits representing 39.7% and 80.2%, respectively, of total deposits.  Deposits were $777.2 million at December 31, 2008 with demand deposits and core deposits representing 37.1% and 80.3% of total deposits, respectively.

•
Non-interest income increased $2.3 million to $4.0 million in the first quarter of 2009 from $1.7 million in the first quarter of 2008, primarily due to recognition of $2.8 million resulting from the acceleration of a deferred gain from interest rate swaps terminated during the fourth quarter of 2008.

“We continue to respond aggressively to position the Company strongly in this difficult economic environment,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank.  “In the first quarter of 2009 we continued to build on the steps taken late last year to greatly enhance the Company’s capital, reserves and liquidity.  With this strength, Bridge Bank is committed to being a consistent, reliable partner for meeting the needs of new and existing creditworthy clients as they face the challenges of this economic cycle.”

Net Interest Income and Margin

Net interest income of $9.7 million for the quarter ended March 31, 2009 represented a decrease of approximately $472,000, or 4.7%, from the quarter ended December 31, 2008 and a decrease of approximately $2.4 million, or 19.8%, from $12.0 million for the same quarter one year earlier.  The decrease was primarily attributed to the decrease in short-term interest rates, lower balance sheet leverage and increased levels of nonperforming assets.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate averaged 3.25% in the quarter ended March 31, 2009 compared to 4.07% for the quarter ended December 31, 2008 and 6.23% in the same period one year earlier.

The Company’s net interest margin for the quarter ended March 31, 2009 was 4.52% compared to 4.82% for the quarter ended December 31, 2008 and 6.59% for the same period one year earlier, primarily due to lower short-term interest rates and decreased balance sheet leverage.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 91.89% during the quarter ended March 31, 2009, compared to an average of 91.08% for the quarter ended December 31, 2008 and an average of 97.63% for the quarter ended March 31, 2008.  In addition, an increased level of nonperforming assets resulted in a negative impact of approximately 25 basis points and 29 basis points in the first quarter of 2009 and fourth quarter of 2008, respectively, from reversed or foregone interest.

Non-Interest Income

The Company’s non-interest income for the quarter ended March 31, 2009 was $4.0 million compared to $4.6 million for the quarter ended December 31, 2008 and $1.7 million for the same period one year ago.  Non-interest income for the quarters ending March 31, 2009 and December 31, 2008 included $2.8 million and $3.3 million, respectively, as the result of acceleration of the deferred gain on interest rate swaps terminated during the fourth quarter of 2008.  The acceleration of the deferred gain during the first quarter of 2009 was a result of further reductions in the loan pools that were originally designated as hedged against interest rate swaps.  Excluding the impact of accounting related to hedging strategies, non-interest income is primarily comprised of foreign exchange fee income, deposit service charges and gains on the sale of SBA loans.

Net interest income and non-interest income comprised total revenue of $13.7 million, $14.8 million, and $13.7 million for the three months ended March 31, 2009, December 31, 2008, and March 31, 2008, respectively.

Non-Interest Expense

Non-interest expense was $9.5 million for the quarter ended March 31, 2009, respectively, compared to $8.3 million for the quarter ended December 31, 2008, and $8.7 million for the same period in 2008.  The increase in noninterest expense is primarily due to costs related to management of problem loans and OREO.  Salary and benefits expense for the quarter ended March 31, 2009 was $5.6 million compared to $4.0 million for the quarter ended December 31, 2008 and $5.7 million in the quarter ended March 31, 2008.  As of March 31, 2009 the Company employed 168 full-time equivalents (FTE) compared to 171 FTE at December 31, 2008 and 172 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 69.31% for the quarter ended March 31, 2009 compared to 56.06% for the quarter ended December 31, 2008 and 63.75% in the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at March 31, 2009 of $881.6 million, compared to $785.0 million on the same date one year ago.  The increase in total assets represented growth of $96.6 million, or 12.3%, compared to March 31, 2008 and was primarily due to deposit growth of $43.9 million; a net increase in capital of $41.5 million; and an increase in wholesale borrowings of $10.0 million.

Total assets at March 31, 2009 compared to $947.6 million at December 31, 2008 representing a decrease of $66.0 million, or 7.0%.  The decrease in total assets compared to December 31, 2008 was primarily due to decreases in wholesale borrowings and deposits in response to improved liquidity.

The Company’s total deposits were $733.1 million as of March 31, 2009, which represented growth of $43.9 million, or 6.4%, compared to March 31, 2008. The increase in deposits was centered in noninterest bearing demand deposits and time deposits, which grew by $86.2 million and $47.2 million respectively, offset by a decrease of $89.6 million in money market balances.  Deposits at March 31, 2009 represented a decrease of $44.1 million or 5.7% from $777.2 million at December 31, 2008.  The decrease from December 31, 2008 was primarily due to a reduction in higher cost wholesale deposits in addition to seasonal outflow of money market balances.

Demand deposits represented 39.1% of total deposits at March 31, 2009, up from 36.6% at December 31, 2008 and 29.1% at March 31, 2008.

The Company reported total gross loans outstanding at March 31, 2009 of $656.1 million, which represented decreases of $15.2 million, or 2.3%, from $671.3 million for the same date one year earlier and $43.5 million, or 6.2%, compared to $699.6 million at December 31, 2008.

Credit Quality

At March 31, 2009, nonperforming assets totaled $28.3 million, or 3.21% of total assets, compared to $16.9 million, or 1.78% of total assets, and $15.9 million, or 2.03% of total assets, on the same date one year earlier.  The nonperforming assets at March 31, 2009 consisted of loans on nonaccrual or 90 days or more past due totaling $24.6 million, and other real estate owned valued at $3.6 million.  Nonperforming loans at March 31, 2009 were comprised of loans with legal contractual balances totaling approximately $35.1 million reduced by impairment charges of $10.5 million which have been charged against the allowance for credit losses.  The increase in nonperforming assets at March 31, 2009 was primarily attributable to two construction loans and one land development loan.

The Company charged-off $4.3 million during the three months ended March 31, 2009 and had no charge-off activity during the three months ended March 31, 2008.  During the three months ended March 31, 2009 the Company recognized $285,000 in loan recoveries compared to no loan recoveries during the same period of 2008.

Construction and land development loans together totaled approximately $109.3 million as of March 31, 2009, compared to $146.3 million one year earlier, representing a decrease of $37.0 million or 25%.  Land development loans decreased by $40.6 million, or 66.8%, from $60.8 million at March 31, 2008 to $19.1 million on March 31, 2009.  During the same period, unfunded commitments on construction and land development loans decreased by $49.7 million.

The allowance for loan losses was $18.2 million, or 2.77% of total loans, at March 31, 2009, compared to $11.0 million, or 1.64% of total loans, at March 31, 2008.  The provision for credit losses for the three months ended March 31, 2009 was $3.7 million compared to $2.4 million for the same period in 2008.

“We are pleased with our progress in adjusting the risk profile of the balance sheet,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank, “Since March 31, 2008, the Company has nearly doubled the amount of its capital and reserves while substantially reducing exposure to the most impacted segment of our loan portfolio, land development, by over two-thirds.”

Capital Adequacy

At March 31, 2009, shareholders’ equity in the Company totaled $110.3 million, which included approximately $53.9 million in preferred stock and $(1.0) million in other comprehensive income.  The $110.3 million of shareholders’ equity at March 31, 2009 compared to $68.9 million on the same date one year earlier.  The increase was the result of capital raised in the fourth quarter of 2008 in the form of $30.0 million of mandatorily convertible preferred stock and $23.8 million of preferred stock issued under the US Treasury’s Capital Purchase Program.

The Company's tangible common equity ratio was 6.40% at March 31, 2009 compared to 6.19% at December 31, 2008.  The Company’s Total Risk-Based Capital Ratio, Tier I Capital Ratio, and Tier I Leverage Ratio of 18.15%, 14.20%, and 11.82%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions.

Conference Call and Webcast

Management will host a conference call tomorrow, April 24, 2009 at 9:00 a.m. Eastern time/6:00 a.m. Pacific time to further discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800.891.6020 from the United States, or 702.696.4830 from outside the United States. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through May 9, 2009 by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering the conference ID 95990189. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

		Three months ended
	03/31/09	12/31/08	03/31/08

INTEREST INCOME
Loans	$11,774	$13,195	$15,227
Federal funds sold	112	231	177
Investment securities available for sale	-	1	617
Other	74	38	-
Total interest income	11,960	13,465	16,021

INTEREST EXPENSE
Deposits	1,831	2,832	3,673
Other	479	512	315
Total interest expense	2,310	3,344	3,988

Net interest income	9,650	10,121	12,033
Provision for credit losses	3,650	3,950	2,370
Net interest income after provision
for credit losses	6,000	6,171	9,663

NON-INTEREST INCOME
Service charges on deposit accounts	420	352	229
Gain on sale of SBA loans	104	47	283
Other non-interest income	3,480	4,231	1,159
Total non-interest income	4,004	4,630	1,671

OPERATING EXPENSES
Salaries and benefits	5,567	3,978	5,650
Premises and fixed assets	1,114	1,166	1,105
Other	2,782	3,125	1,981
Total operating expenses	9,463	8,269	8,736

Income before income taxes	541	2,532	2,598
Income taxes	208	863	1,076

NET INCOME	$333	$1,669	$1,522

Preferred dividends	1,017	152	-
Net income available to common shareholders	$(684)	$1,517	$1,522

EARNINGS PER SHARE
Basic earnings per share	$(0.10)	$0.23	$0.24
Diluted earnings per share	$(0.10)	$0.23	$0.22
Average common shares outstanding	6,571,479	6,547,573	6,434,900
Average common and equivalent
shares outstanding	6,571,479	6,674,844	6,954,014

PERFORMANCE MEASURES
Return on average assets	0.15%	0.75%	0.79%
Return on average equity	1.20%	10.04%	9.07%
Efficiency ratio	69.31%	56.06%	63.75%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	03/31/09	12/31/08	09/30/08	06/30/08	03/31/08

ASSETS
Cash and due from banks	$16,637	$18,421	$21,286	$31,458	$25,138
Federal funds sold	169,080	199,525	113,735	12,765	16,880
Interest-bearing deposits	16,539	7,268	4,915	5,606	-
Investment securities available for sale	-	-	101	28,879	46,823
Loans:
Commercial	282,782	301,024	286,793	292,731	271,390
SBA	70,339	77,043	69,921	64,596	61,472
Real estate construction	90,268	98,105	97,255	99,712	85,522
Land and land development	19,066	23,535	41,136	58,863	60,783
Real estate other	137,960	134,767	130,845	132,341	128,134
Factoring and asset-based lending	45,295	55,761	50,006	46,819	53,108
Other	10,407	9,371	10,767	12,048	10,898
Loans, gross	656,117	699,606	686,723	707,110	671,307
Unearned fee income	(1,361)	(1,601)	(1,817)	(2,071)	(1,664)
Allowance for credit losses	(18,155)	(18,554)	(17,764)	(14,608)	(10,978)
Loans, net	636,601	679,451	667,142	690,431	658,665
Premises and equipment, net	4,504	4,790	5,044	5,093	5,045
Accrued interest receivable	2,672	3,137	3,217	3,325	4,074
Other assets	35,558	35,004	39,967	27,795	28,381
Total assets	$881,591	$947,596	$855,407	$805,352	$785,006

LIABILITIES
Deposits:
Demand noninterest-bearing	$286,749	$284,319	$223,843	$229,329	$200,567
Demand interest-bearing	4,163	4,267	4,224	4,439	4,587
Money market and savings	296,828	335,200	404,212	386,332	386,369
Time	145,358	153,459	106,460	96,714	97,719
Total deposits	733,098	777,245	738,739	716,814	689,242

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	10,000	30,000	30,000	-	-
Accrued interest payable	412	511	274	224	190
Other liabilities	10,231	9,823	11,176	4,605	9,176
Total liabilities	771,268	835,106	797,716	739,170	716,135

SHAREHOLDERS' EQUITY
Preferred stock	53,864	53,864	-	-	-
Common stock	39,921	39,655	39,139	38,703	38,040
Retained earnings	17,233	17,916	16,399	25,604	26,931
Accumulated other comprehensive (loss)	(695)	1,055	2,153	1,875	3,900
Total shareholders' equity	110,323	112,490	57,691	66,182	68,871
Total liabilities and shareholders' equity	$881,591	$947,596	$855,407	$805,352	$785,006

CAPITAL ADEQUACY
Tier I leverage ratio	11.82%	12.36%	8.44%	10.26%	10.52%
Tier I risk-based capital ratio	14.20%	13.31%	9.02%	10.12%	10.47%
Total risk-based capital ratio	18.15%	16.90%	10.27%	11.37%	11.72%
Total equity/ total assets	12.51%	11.87%	6.74%	8.22%	8.77%
Book value per common share	$8.18	$8.51	$8.74	$10.06	$10.58

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended March 31,
	2009			2008

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$679,356	7.03%	$11,774	$660,083	9.28%	$15,227
Federal funds sold	174,482	0.26%	112	24,181	2.94%	177
Investment securities	-	0.00%	-	49,908	4.97%	617
Other	12,117	2.48%	74	-	0.00%	-
Total interest earning assets	865,955	5.60%	11,960	734,172	8.78%	16,021

Noninterest-earning assets:
Cash and due from banks	16,776			18,496
All other assets (3)	23,262			25,653
TOTAL	$905,993			$778,320

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$4,326	0.09%	1	$4,954	0.32%	$4
Money market and savings	315,636	1.00%	782	367,923	2.82%	2,581
Time	135,779	3.13%	1,048	98,019	4.46%	1,088
Other	43,638	4.45%	479	23,341	5.43%	315
Total interest-bearing liabilities	499,379	1.88%	2,310	494,237	3.25%	3,988

Noninterest-bearing liabilities:
Demand deposits	283,549			205,187
Accrued expenses and
other liabilities	10,395			11,428
Shareholders' equity	112,670			67,468
TOTAL	$905,993			$778,320

Net interest income and margin		4.52%	$9,650		6.59%	$12,033

(1) Loan fee amortization of $1.2 million and $1.7 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2) Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3) Net of average allowance for credit losses of $18.4 million and $8.9 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	03/31/09	12/31/08	09/30/08	06/30/08	03/31/08

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$18,554	$17,764	$14,608	$10,978	$8,608
Provision for credit losses, quarterly	3,650	3,950	19,000	6,200	2,370
Charge-offs, quarterly	(4,334)	(3,246)	(15,878)	(2,571)	-
Recoveries, quarterly	285	86	34	1	-
Balance, end of period	$18,155	$18,554	$17,764	$14,608	$10,978

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$23,205	$15,772	$19,316	$27,872	$15,578
Loans with principal or interest contractually past
due 90 days or more and still accruing interest	1,437	-	-	-	-
Nonperforming loans	24,642	15,772	19,316	27,872	15,578
Other real estate owned	3,626	1,096	862	979	348
Nonperforming assets	$28,268	$16,868	$20,178	$28,851	$15,926

ASSET QUALITY
Allowance for credit losses / gross loans	2.77%	2.65%	2.59%	2.07%	1.64%
Allowance for credit losses / nonperforming loans	73.68%	117.64%	91.97%	52.41%	70.47%
Nonperforming assets / total assets	3.21%	1.78%	2.36%	3.58%	2.03%
Nonperforming loans / gross loans	3.76%	2.25%	2.81%	3.94%	2.32%
Net quarterly charge-offs / gross loans	0.62%	0.45%	2.31%	0.36%	0.00%